Exhibit 99.1

NEWS RELEASE
Corporate Headquarters 96 South George Street York, Pennsylvania 17401 U.S.A. www.glatfelter.com

For Immediate Release	Contacts:
	Investors:	Media:
	John P. Jacunski	Eileen L. Beck
	(717) 225-2794	(717) 225-2793

GLATFELTER REPORTS FOURTH QUARTER 2017 RESULTS

~ Announces plan to explore strategic alternatives for Specialty Papers Business Unit ~

YORK, Pennsylvania – February 6, 2018 – Glatfelter (NYSE: GLT) today reported a net loss of $10.1 million, or $0.23 per share for the fourth quarter of 2017 compared with a net loss of $16.2 million, or $0.37 per share in the fourth quarter of 2016.  Adjusted earnings for the fourth quarter of 2017 was $15.0 million, or $0.34 per diluted share compared with $17.6 million, or $0.40 per diluted share, for the same period a year ago.

On an adjusted basis, earnings before interest, taxes, depreciation and amortization and excluding pension expense (“Adjusted EBITDA”) for the three months ended December 31, 2017 and 2016, totaled $41.5 million and $41.7 million, respectively.  Adjusted earnings and Adjusted EBITDA are non-GAAP financials measures for which reconciliations to the nearest GAAP-based measure are provided within this release.  Consolidated net sales totaled $399.9 million and $390.9 million for the three months ended December 31, 2017 and 2016, respectively.  Composite Fibers’ and Advanced Airlaid Materials’ net sales increased, on a constant currency basis, by 7.7% and 3.1%, respectively.  Specialty Papers’ net sales declined 6.9% in the quarter-over-quarter comparison.

“Our fourth-quarter operating performance reflects continued strength of our engineered materials businesses,” said Dante C. Parrini, Chairman and Chief Executive Officer.  “Composite Fibers delivered a 22% increase in operating income compared with the fourth quarter of 2016.  Earnings were driven by strong volume growth of 18%, as well as improved operating efficiencies and cost optimization initiatives.  Advanced Airlaid Materials grew operating profit by 9% over the fourth quarter a year ago with shipments up 2%.  Demand for our airlaid products remains strong as this business brings new capacity to the market, with shipments from Fort Smith, Arkansas on schedule for the first quarter.  Our fourth quarter’s results, on an adjusted earnings basis, also benefited from an unusually low effective tax rate of 6.7%.”

Mr. Parrini said, “Our Specialty Papers business continued to face challenging market conditions which, when coupled with operating inefficiencies, led to lower profitability during the quarter.  We are encouraged by recent announcements of price increases and additional industry capacity being taken out of the market which should be constructive for the business going forward.  Our focus remains on aggressively pursuing cost efficiencies and process improvements to improve profitability.

“As we look ahead into 2018, we expect our cash flow profile to improve significantly with the completion of our major capital programs.  For our Airlaid business, we are in the process of completing customer qualifications and product testing for our new Fort Smith facility which is on schedule for commercial shipments later in the first quarter.  We expect to deliver 10% to 15% volume growth in 2018 as a result of this new capacity.  For Composite Fibers, we expect solid shipment growth as demand remains strong.  For Specialty Papers, we are encouraged by recently announced price increases in uncoated free sheet and carbonless products while we remain focused on operational factors that are in our control.”

Glatfelter Reports Fourth Quarter 2017 Results	page 2

Mr. Parrini concluded, “Our Board of Directors and management team regularly evaluate opportunities to enhance shareholder value and have decided to explore a range of potential strategic alternatives for Specialty Papers.  Our strategic review process reflects a strong commitment to maximizing shareholder value by accelerating the growth potential for Composite Fibers and Advanced Airlaid Materials, and determining the best option for Specialty Papers.”

A possible outcome of the strategic review process may include, but is not limited to, the sale of the Specialty Papers business.  At this time, the Company’s Board has not set a timetable for the completion of the process nor has it made any decisions related to any specific strategic alternatives.  There can be no assurance that the review of strategic alternatives will result in a particular outcome.  The Company does not intend to provide any updates unless or until it determines that further disclosure is appropriate or necessary.  The Company has retained Credit Suisse as its financial advisor to assist in the review of strategic alternatives for the Specialty Papers business.

The following table sets forth a reconciliation of results on a GAAP basis to an adjusted earnings basis, a non-GAAP measure:

	Three months ended December 31
	2017		2016
In thousands, except per share	Amount	EPS	Amount	EPS

Net loss	$(10,080)	$(0.23)	$(16,180)	$(0.37)
Adjustments (pre-tax)
Cost optimization actions	361		3,446
Fox River environmental matter	—		40,000
Pension settlement charge	—		7,306
Specialty Papers' environmental compliance	541		1,703
Airlaid capacity expansion costs	3,820		1,353
Total adjustments (pre-tax)	4,722		53,808
Income taxes (1)	(519)		(19,983)
U.S. Tax Reform	20,922		—
Total after-tax adjustments	25,125	0.58	33,825	0.78
Adjusted earnings	$15,045	$0.34	$17,645	$0.40

(1)	Tax effect on adjustments calculated based on the incremental effective tax rate of the jurisdiction in which each adjustment originated and the related impact of valuation allowances.

The sum of individual per share amounts set forth above may not agree to adjusted earnings per share due to rounding.

A description of each of the adjustments presented above is included later in this release.

Fourth Quarter Business Unit Results

Composite Fibers

	Three months ended December 31
Dollars in thousands	2017	2016	Change

Tons shipped	41,308	35,110	6,198	17.7%
Net sales	$143,671	$125,349	$18,322	14.6%
Operating income	16,828	13,784	3,044	22.1%
Operating margin	11.7%	11.0%

Composite Fibers’ net sales increased $18.3 million, or 14.6%, primarily due to higher shipping volumes and $8.6 million of favorable currency translation partially offset by $3.7 million from lower selling prices.

Composite Fibers’ fourth quarter of 2017 operating income totaled $16.8 million, an increase of $3.0 million compared to the year-ago period.  Higher shipping volumes, higher machine utilization rates and solid operating performance improved earnings by $9.0 million.  This business unit’s cost optimization program delivered its targeted results. The combination of lower selling prices and higher raw material prices decreased earnings by $6.3 million.  Currency translation favorably impacted results by $0.3 million.

Glatfelter Reports Fourth Quarter 2017 Results	page 3

Advanced Airlaid Materials

	Three months ended December 31
Dollars in thousands	2017	2016	Change

Tons shipped	25,533	24,932	601	2.4%
Net sales	$65,656	$60,852	$4,804	7.9%
Operating income	7,191	6,594	597	9.1%
Operating margin	11.0%	10.8%

Advanced Airlaid Materials’ net sales increased $4.8 million in the quarter-over-quarter comparison primarily due to a 2.4% increase in shipping volumes from continued growth of personal hygiene and wipes products and $2.9 million favorable impact from currency translation.

Operating income for the fourth quarter of 2017 increased 9.1% in the quarter-over-quarter comparison and totaled $7.2 million.  The improvement was driven by a $1.0 million benefit from higher volumes.

Specialty Papers

	Three months ended December 31
Dollars in thousands	2017	2016	Change

Tons shipped	186,005	196,573	(10,568)	(5.4)%
Net sales	$190,589	$204,665	$(14,076)	(6.9)%
Energy and related sales, net	1,780	2,128	(348)	(16.4)%
Operating income	3,497	13,260	(9,763)	(73.6)%
Operating margin	1.8%	6.5%

Specialty Papers’ net sales decreased $14.1 million, or 6.9%, as its markets continued to be impacted by a supply-demand imbalance resulting in lower selling prices of $4.0 million.

Specialty Papers’ operating income totaled $3.5 million in the fourth quarter of 2017, compared with $13.3 million the same period a year ago.  Lower shipping volume and selling prices negatively impacted results by $5.8 million and raw material and energy inflation negatively impacted results by $2.7 million.  Results also declined due to $1.3 million of higher depreciation expense, $1.1 million of higher freight costs and lower productivity and manufacturing efficiency related to a paper machine shutdown, somewhat offset by lower selling, general and administrative expenses.

Other Financial Information

In the fourth quarter of 2017, the Company recorded a provision for income taxes of $21.5 million on pre-tax income of $11.4 million.  Reported results include the impact of the Tax Cuts and Jobs Act (“TCJA”) which was signed into law on December 22, 2017.  The TCJA significantly revised the U.S. federal corporate income tax by, among other things, lowering the corporate income tax rate to 21%, implementing a territorial tax system, imposing a repatriation tax on earnings of foreign subsidiaries that are deemed to be repatriated to the United States, and imposing limitations on the deduction of interest expense.  U.S. GAAP accounting for income taxes requires the impacts of any tax law change on deferred income taxes to be recorded in the quarter that the tax law change is enacted.  As a result, the Company recorded a non-cash charge of $20.9 million during the fourth quarter of 2017.  This amount consists of two components: (i) a $41.8 million charge relating to tax on deemed repatriation of previously unremitted earnings of non-US subsidiaries and (ii) a $20.9 million benefit resulting from the remeasurement of net deferred tax liabilities due to the new lower corporate income tax rate and other impacts.

The Company’s provisional estimate of the one-time charge relating to the TCJA is based on its initial analysis of available information and estimates.  The provisional amount is subject to adjustment during the measurement period of up to one year following the enactment of the TCJA as provided by recent guidance from the Securities and Exchange Commission.

On adjusted earnings, the provision for income taxes in the fourth quarter of 2017 totaled $1.1 million on adjusted pre-tax income of $16.1 million.  The effective tax rate on adjusted earnings was 6.7% compared with 13.6% in the same quarter a year ago.  The current quarter’s tax provision includes the release of a valuation allowance.

Glatfelter Reports Fourth Quarter 2017 Results	page 4

2017 Full Year

The following table sets forth a reconciliation of results determined on a GAAP basis to adjusted earnings:

	Year ended December 31
	2017		2016
In thousands, except per share	Amount	Diluted EPS	Amount	Diluted EPS

Net income	$7,914	$0.18	$21,554	$0.49
Adjustments (pre-tax)
Cost optimization actions	9,988		3,534
Fox River environmental matter	—		40,000
Pension settlement charge	—		7,306
Specialty Papers' environmental compliance	3,617		8,348
Airlaid capacity expansion costs	10,854		2,661
Timberland sales and related costs	(188)		—
Total adjustments (pre-tax)	24,271		61,849
Income taxes (1)	(1,641)		(22,719)
U.S. Tax Reform	20,922		—
Total after-tax adjustments	43,552	0.98	39,130	0.90
Adjusted earnings	$51,466	$1.16	$60,684	$1.38

(1)	Tax effect on adjustments calculated based on the incremental effective tax rate of the jurisdiction in which each adjustment originated and the related impact of valuation allowances.

The sum of individual per share amounts set forth above may not agree to adjusted earnings per share due to rounding.

A description of each of the adjustments presented above is included later in this release.

Balance Sheet and Other Information

Cash and cash equivalents totaled $116.2 million as of December 31, 2017, and net debt was $365.2 million compared with $317.2 million at the end of 2016.  (Refer to the calculation of this measure provided in the tables at the end of this release.)

Capital expenditures during 2017 and 2016 are summarized below:

Capital Expenditures	Three months ended December 31		Year ended December 31
In thousands	2017	2016	2017	2016

Airlaid capacity expansion	$12,797	$9,614	$45,644	$30,681
Specialty Papers' environmental compliance projects	550	16,926	13,168	69,470
Other capital expenditures	16,785	16,670	73,492	60,007
Total capital expenditures	$30,132	$43,210	$132,304	$160,158

Adjusted free cash flow for the year ended December 31, 2017, was $30.8 million compared with $51.8 million in 2016.  (Refer to the calculation of these measures provided in this release.)

Glatfelter Reports Fourth Quarter 2017 Results	page 5

Outlook

Composite Fibers’ shipping volumes in the first quarter of 2018 are expected to be in line with the fourth quarter.  Selling prices and raw material and energy prices are expected to be slightly higher compared with the fourth quarter.

Advanced Airlaid Materials’ shipping volumes in the first quarter of 2018 are expected to be approximately 5% higher than the fourth quarter due to commencement of commercial shipments from the Fort Smith, Arkansas facility and overall higher customer demand.  For the full year 2018, we continue to anticipate shipping volumes to be 10% to 15% higher than 2017 driven by the start-up of the Fort Smith facility.  Selling prices and raw material and energy prices are expected to increase slightly compared with the fourth quarter.

Specialty Papers’ shipping volumes in the first quarter of 2018 are expected to be relatively flat compared with the fourth quarter of 2017.  Average selling prices are expected to increase by approximately $20 per ton while raw material and energy prices are expected to increase by approximately $2 million compared to the fourth quarter.  Operational challenges in the first quarter are expected to impact profitability in a magnitude similar as was experienced in the fourth quarter.  The first quarter will also reflect higher seasonal energy consumption.

Corporate costs are expected to increase approximately $1 million in the first quarter of 2018 when compared to the fourth quarter of 2017.

Start-up costs associated with Advanced Airlaid Materials’ capacity expansion are expected to be approximately $3 million, after tax, incurred primarily in the first half of 2018.

Interest expense is expected to total approximately $22 million for the full year 2018.

Consolidated capital expenditures are expected to total approximately $67 million to $72 million in 2018.

The effective tax rate on adjusted earnings is expected to be approximately 33% for the full year 2018.

Glatfelter Reports Fourth Quarter 2017 Results	page 6

Conference Call

As previously announced, the Company will hold a conference call at 11:00 a.m. (Eastern) today to discuss its fourth quarter results.  The Company’s earnings release and an accompanying financial supplement, which includes significant financial information to be discussed on the conference call, will be available on Glatfelter’s Investor Relations website at the address indicated below.  Information related to the conference call is as follows:

What:	Glatfelter’s 4th Quarter 2017 Earnings Release Conference Call

When:	Tuesday, February 6, 2018, 11:00 a.m. (ET)

Number:	US dial 888.335.5539

International dial 973.582.2857

Conference ID:	8668318

Webcast:	http://www.glatfelter.com/about_us/investor_relations/default.aspx

Rebroadcast Dates:	February 6, 2018, 2:00 p.m. through February 20,2018, 11:59 p.m.

Rebroadcast Number:	Within US dial 855.859.2056

International dial 404.537.3406

Conference ID:	8668318

Interested persons who wish to hear the live webcast should go to the website prior to the starting time to register, download and install any necessary audio software.

Caution Concerning Forward-Looking Statements

Any statements included in this press release which pertain to future financial and business matters are “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995.  The Company uses words such as “anticipates”, “believes”, “expects”, “future”, “intends”, “plans”, “targets”, and similar expressions to identify forward-looking statements.  Any such statements are based on the Company’s current expectations and are subject to numerous risks, uncertainties and other unpredictable or uncontrollable factors that could cause future results to differ materially from those expressed in the forward-looking statements including, but not limited to: changes in industry, business, market, and economic conditions in the U.S., demand for or pricing of its products, market growth rates and currency exchange rates.  In light of these risks, uncertainties and other factors, the forward-looking matters discussed in this press release may not occur and readers are cautioned not to place undue reliance on these forward-looking statements.  The forward-looking statements speak only as of the date of this press release and Glatfelter undertakes no obligation, and does not intend, to update these forward-looking statements to reflect events or circumstances occurring after the date of this press release.  More information about these factors is contained in Glatfelter’s filings with the U.S. Securities and Exchange Commission, which are available at www.glatfelter.com.

About Glatfelter

Glatfelter is a global supplier of specialty papers and engineered materials, offering innovation, world-class service and over a century and a half of technical expertise.  Headquartered in York, PA, the Company employs approximately 4,200 people and serves customers in over 100 countries. U.S. operations include facilities in Arkansas, Pennsylvania and Ohio. International operations include facilities in Canada, Germany, France, the United Kingdom and the Philippines, and sales and distribution offices in China and Russia.  Glatfelter’s sales approximate $1.6 billion annually and its common stock is traded on the New York Stock Exchange under the ticker symbol GLT.  Additional information may be found at www.glatfelter.com.

Glatfelter Reports Fourth Quarter 2017 Results	page 7

P. H. Glatfelter Company and subsidiaries

Consolidated Statements of Income

(unaudited)

	Three months ended December 31		Year ended December 31
In thousands, except per share	2017	2016	2017	2016
Net sales	$399,917	$390,865	$1,591,297	$1,604,797
Energy and related sales, net	1,780	2,128	5,126	6,141
Total revenues	401,697	392,993	1,596,423	1,610,938
Costs of products sold	351,287	336,126	1,403,913	1,392,335
Gross profit	50,410	56,867	192,510	218,603
Selling, general and administrative expenses	33,910	85,898	134,394	190,694
Losses on dispositions of plant, equipment
and timberlands, net	76	185	26	216
Operating income (loss)	16,424	(29,216)	58,090	27,693
Non-operating income (expense)
Interest expense	(4,741)	(3,858)	(17,772)	(15,822)
Interest income	28	2	237	206
Other, net	(314)	(315)	(1,220)	(1,271)
Total non-operating expense	(5,027)	(4,171)	(18,755)	(16,887)
Income before income taxes	11,397	(33,387)	39,335	10,806
Income tax provision (benefit)	21,477	(17,207)	31,421	(10,748)
Net income (loss)	$(10,080)	$(16,180)	$7,914	$21,554

Earnings (loss) per share
Basic	$(0.23)	$(0.37)	$0.18	$0.49
Diluted	(0.23)	(0.37)	0.18	0.49
Cash dividends declared
per common share	$0.13	$0.125	$0.52	$0.50
Weighted average shares outstanding
Basic	43,634	43,577	43,609	43,558
Diluted	43,634	43,577	44,439	44,129

Glatfelter Reports Fourth Quarter 2017 Results	page 8

Business Unit Financial Information

(unaudited)

Three months ended December 31
Dollars in millions	Composite Fibers		Advanced Airlaid Materials		Specialty Papers		Other and Unallocated		Total
	2017	2016	2017	2016	2017	2016	2017	2016	2017	2016
Net sales	$143.7	$125.3	$65.7	$60.9	$190.6	$204.7	$—	$—	$399.9	$390.9
Energy and related sales, net	—	—	—	—	1.8	2.1	—	—	1.8	2.1
Total revenue	143.7	125.3	65.7	60.9	192.4	206.8	—	—	401.7	393.0
Costs of products sold	115.4	100.4	56.0	52.0	178.5	178.5	1.4	5.2	351.3	336.1
Gross profit (loss)	28.3	24.9	9.7	8.9	13.9	28.3	(1.4)	(5.2)	50.4	56.9
SG&A	11.5	11.1	2.5	2.3	10.4	15.0	9.5	57.5	33.9	85.9
(Gains) losses on dispositions of plant, equipment
and timberlands, net	—	—	—	—	—	—	0.1	0.2	0.1	0.2
Total operating income (loss)	16.8	13.8	7.2	6.6	3.5	13.3	(11.0)	(62.9)	16.4	(29.2)
Non operating expense	—	—	—	—	—	—	(5.0)	(4.2)	(5.0)	(4.2)
Income (loss) before income taxes	$16.8	$13.8	$7.2	$6.6	$3.5	$13.3	$(16.0)	$(67.1)	$11.4	$(33.4)

Supplementary Data
Net tons sold (thousands)	41.3	35.1	25.5	24.9	186.0	196.6	—	—	252.8	256.6
Depreciation, depletion and amortization	$7.4	$6.7	$2.5	$1.9	$7.9	$6.6	$1.9	$0.9	$19.7	$16.1
Capital expenditures	5.3	5.1	14.4	11.7	7.3	21.6	3.1	4.8	30.1	43.2

Year ended December 31
Dollars in millions	Composite Fibers		Advanced Airlaid Materials		Specialty Papers		Other and Unallocated		Total
	2017	2016	2017	2016	2017	2016	2017	2016	2017	2016
Net sales	$544.3	$517.0	$256.1	$244.3	$790.9	$843.6	$—	$—	$1,591.3	$1,604.8
Energy and related sales, net	—	—	—	—	5.1	6.1	—	—	5.1	6.1
Total revenue	544.3	517.0	256.1	244.3	796.0	849.7	—	—	1,596.4	1,610.9
Costs of products sold	437.6	416.4	216.7	209.5	734.2	752.6	15.4	13.9	1,403.9	1,392.3
Gross profit (loss)	106.7	100.6	39.4	34.8	61.8	97.1	(15.4)	(13.9)	192.5	218.6
SG&A	44.4	46.3	9.3	8.4	46.4	55.9	34.3	80.1	134.4	190.7
Losses on dispositions of plant, equipment
and timberlands, net	—	—	—	—	—	—	—	0.2	—	0.2
Total operating income (loss)	62.3	54.3	30.1	26.4	15.4	41.2	(49.7)	(94.2)	58.1	27.7
Non operating expense	—	—	—	—	—	—	(18.8)	(16.9)	(18.8)	(16.9)
Income (loss) before income taxes	$62.3	$54.3	$30.1	$26.4	$15.4	$41.2	$(68.5)	$(111.1)	$39.3	$10.8

Supplementary Data
Net tons sold (thousands)	165.8	151.8	102.1	99.0	764.4	794.3	—	—	1,032.3	1,045.1
Depreciation, depletion and amortization	$28.3	$27.8	$9.6	$9.0	$30.8	$26.3	$7.3	$2.7	$76.0	$65.8
Capital expenditures	15.9	18.8	50.6	36.8	51.5	99.0	14.3	5.6	132.3	160.2

The sum of individual amounts set forth above may not agree to the consolidated financial statements included herein due to rounding.

Glatfelter Reports Fourth Quarter 2017 Results	page 9

Selected Financial Information

(unaudited)

	Year ended December 31
In thousands	2017	2016

Cash Flow Data
Cash provided (used) by:
Operating activities	$104,262	$116,110
Investing activities	(132,319)	(160,888)
Financing activities	81,588	(3,019)

Depreciation, depletion and amortization	76,048	65,826
Capital expenditures	132,304	160,158

	December 31	December 31
	2017	2016
Balance Sheet Data
Cash and cash equivalents	$116,219	$55,444
Total assets	1,730,795	1,521,259
Total debt	481,396	372,608
Shareholders’ equity	708,928	653,826

Reconciliation of GAAP Financial Information to Non-GAAP Financial Information

This press release includes a measure of earnings before the effects of certain specifically identified items, which is referred to as adjusted earnings, a non-GAAP measure.  The Company uses non-GAAP adjusted earnings to supplement the understanding of its consolidated financial statements presented in accordance with GAAP.  Non-GAAP adjusted earnings is meant to present the financial performance of the Company’s core operations, which consist of the production and sale of specialty papers, composite fibers papers and airlaid non-woven materials.  Management and the Company’s Board of Directors use non-GAAP adjusted earnings to evaluate the performance of the Company’s fundamental business in relation to prior periods.  For purposes of determining adjusted earnings, the following items are excluded:

•

Cost optimization actions. These adjustments reflect charges incurred in connection with initiatives to optimize the cost structure of certain business units in response to changes in business conditions.  The costs are primarily related to headcount reduction efforts, asset write-offs and certain contract termination costs.

•

Specialty Papers environmental compliance. These adjustments reflect non-capitalized, one-time costs incurred by the business unit directly related to the compliance with the U.S. EPA Best Available Retrofit Technology rule and the Boiler Maximum Achievable Control Technology rule.  This adjustment includes costs incurred during the transition period in which the newly installed equipment was brought on-line.

•

Airlaid capacity expansion costs. These adjustments reflect non-capitalized, one-time costs incurred related to implementation of a new business system and the start-up of a new airlaid production facility in Fort Smith, Arkansas.

•

Timberland sales and related costs. These adjustments exclude gains from the sales of timberlands as these items are not considered to be part of our core business, ongoing results of operations or cash flows.  These adjustments are irregular in timing and amount and may significantly impact our operating performance.

•

U.S. Tax Reform. These adjustments reflect amounts estimating the impact of the Tax Cuts and Jobs Act (“TCJA”) which was signed into law on December 22, 2017.  The TCJA includes, among many provisions, a tax on the mandatory repatriation of earnings of the Company’s non-U.S. subsidiaries and a change in the corporate tax rate from 35 % to 21%.

•

Fox River environmental matter. This adjustment reflects charges incurred to increase our reserve for estimated costs related to government oversight, remediation activity and long term monitoring and maintenance at the Fox River site. These costs are irregular in timing and as such may not be indicative of our past or future performance.

•

Pension settlement charge. This adjustment reflects the one-time charge incurred during 2016 in connection with the settlement of certain pension liabilities as part of a voluntary offer to vested terminated participants. Our qualified pension plan is overfunded and this action did not require us to contribute any cash.

Glatfelter Reports Fourth Quarter 2017 Results	page 10

Unlike net income determined in accordance with GAAP, non-GAAP adjusted earnings does not reflect all charges and gains recorded by the Company for the applicable period and, therefore, does not present a complete picture of the Company’s results of operations for the respective period.  However, non-GAAP adjusted earnings provide a measure of how the Company’s core operations are performing, which management believes is useful to investors because it allows comparison of such operations from period to period.  Non-GAAP adjusted earnings should not be considered in isolation from, or as a substitute for, measures of financial performance prepared in accordance with GAAP.

Calculation of Adjusted EBITDA, excluding pension	Three months ended December 31		Year ended December 31
	2017	2016	2017	2016

Net income (loss)	$(10,080)	$(16,180)	$7,914	$21,554
Income tax provision	21,477	(17,207)	31,421	(10,748)
Depreciation and amortization	19,705	16,101	76,048	65,826
Interest expense, net	4,713	3,856	17,535	15,616
Pension expense	1,670	1,369	6,645	5,495

Adjustments to earnings
Cost optimization actions, net of depreciation	(385)	3,446	5,517	3,534
Fox River environmental matter	-	40,000	-	40,000
Pension settlement charge	-	7,306	-	7,306
Specialty Papers' environmental compliance	541	1,703	3,617	8,348
Airlaid capacity expansion costs	3,820	1,353	10,854	2,661
Timberland sales and related costs	-	-	(188)	-
Adjusted EBITDA, excluding pension	$41,461	$41,747	$159,363	$159,592

Calculation of Adjusted Free Cash Flow	Three months ended December 31		Year ended December 31
In thousands	2017	2016	2017	2016

Cash from operations	$51,466	$56,673	$104,262	$116,110
Less: Capital expenditures	(30,132)	(43,210)	(132,304)	(160,158)
Add back: Airlaid capacity expansion	12,797	9,614	45,644	30,681
Add back: Specialty Papers' environmental compliance projects	550	16,926	13,168	69,470
Exclude: Cellulosic biofuel/Alternative fuel mixture credits	—	—	—	(4,277)
Adjusted free cash flow	$34,681	$40,003	$30,770	$51,826

Net Debt	December 31	December 31
In thousands	2017	2016

Current portion of long-term debt	$11,298	$8,961
Long term debt	470,098	363,647
Total	481,396	372,608
Less: Cash	(116,219)	(55,444)
Net Debt	$365,177	$317,164